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                                                                    Exhibit 10.3

                      PHARMACY BENEFIT MANAGEMENT AGREEMENT

                                     between

                                UNITED HEALTHCARE
                                 SERVICES, INC.

                                       and

                                   MERCK MEDCO
                              MANAGED CARE, L.L.C.


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                      PHARMACY BENEFIT MANAGEMENT AGREEMENT

         This PHARMACY BENEFIT MANAGEMENT AGREEMENT (this "Agreement") is between UNITED HEALTHCARE SERVICES, INC., on behalf of itself and its affiliates from time to time, located at 9900 Bren Road East, Minnetonka, Minnesota 55343 (hereinafter "United HealthCare"), and MERCK MEDCO MANAGED CARE, L.L.C. located at 100 Summit Avenue, Montvale, New Jersey 07645-1753 (hereinafter "PBM"). This Agreement is effective on the date the parties have each executed it (the "Effective Date"). It concerns services provided as of the "Commencement Date," as hereinafter defined. This Agreement supersedes and replaces any existing agreements between the parties related to the same subject matter.

                              W I T N E S S E T H:

         WHEREAS, United HealthCare desires to contract with a pharmaceutical benefits management entity for pharmaceutical benefit management and related services that United HealthCare will make available, together with other United HealthCare services, to Health Plans, as hereinafter defined, and other non-Health Plan business (affiliated with United HealthCare or to which United HealthCare provides services) through contracts with United HealthCare; and

         WHEREAS, PBM provides pharmaceutical benefits management and related services and desires to contract with United HealthCare to provide such management and services.

         NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, the undersigned parties agree as follows:

         SECTION 1. DEFINITIONS

         1.1. Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

         (a) "Average Wholesale Price" or "AWP" means the average wholesale price of the Covered Prescription Drug Services dispensed, utilizing the current price list in the Blue Book and its supplements. If PBM ceases to use the Blue Book and its supplements, PBM shall use such other nationally recognized pricing source as PBM uses for all of its remaining customers; or, if PBM uses more than one source, then the source used for United HealthCare shall be the source mutually agreed to by the parties. Under the Retail Pharmacy Program, AWP is based on the package size submitted. Under the Mail Service Program, AWP is based on package sizes of 100 units or 16 oz. quantities, or smaller quantities if such quantities are not commercially available.

         (b) "Benefit Contract" means a benefit plan that: (i) is sponsored, purchased, issued or administered by Payor and (ii) contains the terms and conditions of a Covered Person's coverage. A Benefit Contract is also known as a certificate of coverage, summary plan description, evidence of coverage, or group services agreement.

         (c) "Commencement Date" means June 1, 2000 or such earlier date on which PBM begins to provide services under this Agreement in accordance with Section 3.24.



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         (d) "Copayment or Coinsurance or Deductible or Other Charge"
         collectively known as "Copayment" means the charge, in addition to the premium, which a Covered Person is required to pay for certain covered services provided under the Benefit Contract and Pharmacy Rider. Copayment or Coinsurance or Deductible or Other Charge may be either a defined dollar amount or a percentage of eligible expenses. A Covered Person is responsible for the payment of any Copayment directly to the pharmacy at the time the prescription is dispensed.

         (e) "Covered Person" means an individual eligible to receive coverage for outpatient prescription pharmacy benefits who is currently enrolled under a United HealthCare or Payor Benefit Contract that includes a Pharmacy Rider.

         (f) "Covered Prescription Drug Services" means those covered outpatient prescription drugs and covered pharmacy products, services and supplies pursuant to a Covered Person's Benefit Contract and/or Pharmacy Rider.

         g) "Health Plan" means a licensed health maintenance organization ("HMO") or other similar organization that is either (i) owned by United HealthCare where "Owned" means that United HealthCare owns not less than a majority of the voting securities; or (ii) managed by United HealthCare, where "Managed" means that United HealthCare manages the pharmacy program or provides other management or administrative services such as claims processing services, where the local managed health plan assumes medical risk other than as defined below. Health Plan includes an HMO or other similar organization Owned or Managed that offers an array of products including but not limited to fully-insured, self-insured products (where such self-insured products use the provider networks, medical management and other similar services used by the HMO or similar organization), commercial HMO products, Medicare risk products (Medicare+ Choice), Medicaid, EPO products, PPO products, and all combination products that include an in-network and out-of-network component such as point-of-service ("POS") products. When such organization is Managed by United HealthCare, not Owned by United HealthCare, Health Plan includes such organization only to the extent it has elected to receive services pursuant to this Agreement. The term Health Plan is not intended to include: (i) United HealthCare Insurance Company (UHI) products unless:
         (A) such products use provider networks, medical management and other similar services in a manner comparable to the HMOs or similar organization; and (B) United HealthCare is responsible for medical underwriting risk; or (ii) fully insured or self-funded products sold through United HealthCare's Strategic Business Services division; or
         (iii) Medicare supplemental products (MediGap); or (iv) the consumer funded pharmacy program addressed in Section 3.18 of this Agreement.

         (h) "Intellectual Property" means all patents, patents pending, trademarks, service marks, trade names, service names, slogans, registered copyrights, commercially significant unregistered copyrights, technology rights and licenses, computer software (including, without limitation, any source or object codes or related documentation), trade secrets, franchises, know-how, and inventions and all improvements to such intellectual property.

         (i) "Mail Service Program" means a program contemplated by this Agreement in which Covered Persons may mail a prescription together with the applicable Copayment to PBM for dispensing of a 90 day maximum supply of a covered drug via mail service.



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         (j) "Maximum Allowable Cost" or "MAC" means a list established by PBM for its book of business showing the maximum allowable cost for a list of prescription drug ingredients. Any generic or branded generic drug on the MAC list dispensed at retail will be reimbursed at the maximum allowed by such list.

         (k) "Participating Pharmacy" means a pharmacy, including a retail or mail service pharmacy, which has entered into an agreement with PBM under which pharmacy has agreed to provide Covered Prescription Drug Services to Covered Persons and to comply with (i) contractual requirements pursuant to this Agreement; and (ii) regulatory requirements.

         (l) "Payor" means United HealthCare or the entity or person that has the financial responsibility to United HealthCare for payment for services covered by a Benefit Contract and/or Pharmacy Rider.

         (m) "Pharmacy Rider" means that rider to the Covered Person's Benefit Contract that in addition to the Benefit Contract, states the details of Covered Person's prescription drug coverage. The Benefit Contract and Pharmacy Rider are used by PBM in processing outpatient prescription drug claims in connection with this Agreement.

         (n) "Pharmacy & Therapeutics Committee" or "P&T Committee" means that United HealthCare committee that: (i) reviews a prescription drug for inclusion on the United HealthCare Preferred Drug List or other comparable formularies; and, (ii) develops other criteria, procedures and rules for the Program including but not limited to quantity level and prior authorization.

         (o) "Preferred Drug List" or "PDL" means a list that identifies those Federal Drug Administration ("FDA") approved prescription drug products that are preferred by United HealthCare for dispensing to Covered Persons.

         (p) "Program" means all pharmacy services provided under the Benefit Contract and Pharmacy Rider to Covered Persons, including days supply limitation, Copayment, Preferred Drug List and other program specifications set forth in this Agreement or otherwise agreed to, in writing, between or among the parties.

         (q) "PDL Rebate(s)" means those monies received by PBM through PBM's rebate contracts with pharmaceutical manufacturers as a result of inclusion of such manufacturer's drugs on the PDL, which monies are paid to and earned by United HealthCare pursuant to Section 5.5 and its subparts.

         (r) "Retail Pharmacy Program" means that part of the pharmacy program where Covered Persons may purchase a maximum of a 34 day supply (except as otherwise mutually agreed) of Covered Prescription Drug Services from a retail Participating Pharmacy upon providing verification of eligibility and payment of the applicable Copayment.

         (s) "Substantial Change" means a change in law or regulation applicable to a party to this Agreement that materially adversely affects the benefits such party reasonably expected to receive under this Agreement.



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         (t) "United HealthCare" means the party to this Agreement or another wholly owned affiliate, subsidiary or business division to whom United HealthCare may assign this Agreement.

SECTION 2.  REPRESENTATIONS AND WARRANTIES

         2.1.     Representations and Warranties of PBM.

                  2.1.1. Organization and Qualification. PBM represents and warrants to United HealthCare that it is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey. PBM has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted. PBM is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business and/or its ownership of property requires it to be so qualified.

                  2.1.2. Corporate Authorization. PBM represents and warrants to United HealthCare that the execution, delivery, and performance of this Agreement and the provision of the services contemplated hereby are within its corporate powers. All requisite authority necessary to enter into this Agreement has been obtained, and PBM has duly and validly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and binding agreement of United HealthCare, this Agreement constitutes a valid and binding agreement of PBM enforceable against PBM in accordance with its terms.

                  2.1.3. No Conflict; Required Filings and Consents. PBM represents and warrants to United HealthCare that the execution, delivery and performance of this Agreement does not, and the provision of the services contemplated hereby will not: (a) conflict with the Articles of Organization or Bylaws of PBM; (b) conflict with or violate any laws applicable to PBM or by which any of its properties is bound or affected; or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of PBM pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PBM is a party, or by which PBM or any of its properties is bound or affected. The execution and delivery of this Agreement by PBM does not, and the performance of this Agreement by PBM and the provision of the services contemplated hereby by PBM will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party, except for certain filings required by certain state governmental entities.

         2.2.     Representations and Warranties of United HealthCare.

                  2.2.1. Organization and Qualification. United HealthCare represents and warrants to PBM that it is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota. United HealthCare has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted. United HealthCare is qualified to do



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                  business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified.

                  2.2.2. Corporate Authorization. United HealthCare represents and warrants to PBM that the execution, delivery, and performance of this Agreement are within its corporate powers. All requisite authority necessary to enter into this Agreement has been obtained, and United HealthCare has duly and validly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and binding agreement of PBM, this Agreement constitutes a valid and binding agreement of United HealthCare enforceable against United HealthCare in accordance with its terms.

                  2.2.3. No Conflict; Required Filings and Consents. United HealthCare represents and warrants to PBM that the execution, delivery and performance of this Agreement does not, and the performance of this Agreement by United HealthCare will not:
                  (a) conflict with the Articles of Incorporation or Bylaws of United HealthCare; (b) conflict with or violate any laws applicable to United HealthCare or by which any of its properties is bound or affected; or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of United HealthCare pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which United HealthCare is a party, or by which United HealthCare or any of its properties is bound or affected. The execution and delivery of this Agreement by United HealthCare does not, and the performance of this Agreement by United HealthCare will not, require any consent, approval, authorization or permit of, or filing with or notification to any third party, except for certain filings required by certain state governmental entities.

SECTION 3. OBLIGATIONS OF PBM: PHARMACY MANAGEMENT AND SERVICES

         3.1. General PBM Services. PBM shall provide to United HealthCare the services described in this Agreement and in Exhibit A. PBM acknowledges that its position as a premier company capable and desirous of providing industry leading products and services is an inducement on which United HealthCare is relying in entering into this Agreement.

         3.2. Laws, Regulations and Licenses. PBM, at its own cost, shall: (a) maintain all federal, state, and local licenses that are materially necessary to provide services under this Agreement and the lack of which could adversely affect United HealthCare; (b) shall comply with all applicable statutes and regulations in providing all services pursuant to this Agreement; and (c) require all Participating Pharmacies employed by or under contract with PBM to comply with (a) and (b).

         3.3. Personnel and Other Resources. PBM shall provide sufficient, dedicated personnel, information systems support and other resources, as reasonably required to successfully administer a high quality, cost-effective Program for United HealthCare pursuant to this Agreement. PBM and United HealthCare shall review the



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         appropriateness of resource allocation on a regular basis, no less often than quarterly. United HealthCare has the right to interview and approve of any recommended new hires for the Dedicated Pharmacy Management Unit discussed below. United HealthCare also has the right to have a PBM employee removed from providing services for United HealthCare. PBM shall be responsible for all compensation, benefits and taxes of PBM's employees. If the parties agree to locate any PBM employees at a United HealthCare location, United HealthCare shall be responsible to provide workspace, supplies and equipment to PBM within a mutually agreed upon reasonable time frame and at a mutually agreed upon cost.

                  3.3.1. PBM agrees to have a Dedicated Pharmacy Management Unit located in Minneapolis as part of the pharmacy management services provided for United HealthCare. PBM agrees to have this unit fully operational prior to the Commencement Date. United HealthCare will designate the name of this dedicated unit, subject to the approval of PBM.

                  3.3.2. PBM agrees that the senior management team dedicated to United HealthCare shall be located in Minneapolis and shall consist of a senior level employee who has decision-making authority. In addition to general PBM management expertise, PBM shall have individuals located in the Dedicated Pharmacy Management Unit with expertise in: (a) clinical and analytical services, (b) customer account services, (c) marketing and sales support, (d) pharmacists to work with the Health Plans, and (e) account management for Health Plan and non-Health Plan business. PBM shall also provide the following support to the Dedicated Pharmacy Management Unit's activities for United HealthCare from PBM's corporate or other offices: customer service, legal and regulatory compliance, information systems, network management, operational support, underwriting, manufacturer activity and clinical programs.

                  3.3.3. PBM agrees that the services provided by PBM's dedicated pharmacy management services include: (a) work with United HealthCare to position United HealthCare's prescription drug Programs for economic and service success in a changing competitive market place; (b) formulate appropriate pharmacy goals with and for United HealthCare; (c) develop and execute a pharmacy marketing plan that will enable United HealthCare to meet its sales and growth goals; and (d) help with pharmacy cost management including United HealthCare's trend management and per member per month (pmpm) cost management.

                  3.3.4. PBM agrees to provide dedicated management and sales support as reasonably requested to optimize the value of United HealthCare's Program and to attain United HealthCare's identified goals. PBM's marketing and sales support shall include but not be limited as the market changes from time to time, to the following: (a) strategic consultation, training and education; (b) advanced training modules for sales representatives; (c) continuing education programs; (d) site visits and video presentations; (e) focus groups and related consulting; (f) press release development and recommendations;
                  (g) strategies to successfully market against competitors; (h) presentation and reference materials for use by sales representatives; (i) client sales support during finalist presentations; (j) professionally designed marketing literature that effectively positions United HealthCare and communicates the clients' prescription benefit programs; and
                  (k) customized communication programs to motivate and inform selected audiences.



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                  3.3.5. PBM agrees that different marketing strategies will be provided to United HealthCare for growth goals based on revenue, profit, and membership.

         3.4. Retail Participating Pharmacy Network. PBM agrees to provide national networks of retail Participating Pharmacies under contract with PBM to provide dispensing services to Covered Persons under the Retail Pharmacy Program. PBM agrees that United HealthCare may require the termination of a specific retail pharmacy for good cause including quality of care issues. PBM shall notify United HealthCare of any terminations in the Participating Pharmacy network. PBM shall send letters to Covered Persons, who have utilized a Participating Pharmacy in the prior twelve months, notifying them of the termination of such Participating Pharmacy, after receiving from United HealthCare: (a) the addresses of the affected Covered Persons; and (b) the approval of the letters by United HealthCare. United HealthCare shall be responsible for the postage costs of any mailings to Covered Persons when a Participating Pharmacy is terminated at United HealthCare's request. PBM shall be responsible for the postage costs of any mailings to Covered Persons when Participating Pharmacy is terminated at PBM's request.

                  3.4.1. PBM will provide United HealthCare with at least three network alternatives by the Commencement Date as described in the Financial Appendix:

                           3.4.1.1. PBM shall provide and maintain a Participating Provider network that is taken as a whole no less favorable in terms of number, location, and quality of providers than the network available to United HealthCare as of the period just prior to the Commencement Date and PBM shall guarantee no deterioration in reimbursement during the term of this Agreement as compared to the period just prior to the Commence Date. This network may upon parties' mutual written consent be contracted through United HealthCare.

                           3.4.1.2. PBM shall make available its CCNIII network.

                           3.4.1.3.  PBM shall make available its CCN+ network.

                  3.4.2. PBM agrees to use reasonable commercial efforts to create alternative retail networks for any new products or other offerings that may be developed by United HealthCare from time to time.

                  3.4.3. For the network described in Section 3.4.1.1, PBM agrees that during the term of this Agreement all PBM customized pharmacy provider agreements for such retail pharmacy network shall be assignable to United HealthCare. Such assignment shall be made at United HealthCare's sole discretion and at a time determined by United HealthCare.

         3.5. Mail Service. PBM shall provide to United HealthCare and Health Plans shall use PBM's mail service program as its exclusive mail service program, as more fully described in the Financial Appendix. United HealthCare shall use its reasonable commercial efforts to encourage non-Health Plan business to use PBM's mail service. PBM agrees to interface with other mail service vendors utilized by non-Health Plan business as reasonably requested using PBM's specifications.



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         3.6. Customized Installation Materials. PBM agrees to provide to United
         HealthCare customized installation materials for United HealthCare that are accurate and support the specific language in the Benefit Contract and Pharmacy Rider. PBM is responsible for administering the Benefit Contract and Pharmacy Rider accurately and in accordance with all regulatory requirements. At United HealthCare's option and approval, PBM shall produce brochures, and other Covered Person materials for Covered Persons specific to Covered Prescription Drug Services. PBM agrees to provide an accompanying explanatory brochure and direct reimbursement claim forms for use by Covered Persons who have not received or who have lost their Identification Cards. PBM agrees that any Covered Person materials must be approved by United HealthCare. United HealthCare shall be responsible for all postage costs related to mailings to Covered Persons except as otherwise provided in this Agreement.

         3.7. Eligibility. PBM agrees to administer eligibility of Covered Persons according to eligibility information provided by United HealthCare via tape or telecommunication or such other reasonably practicable method in a mutually agreeable acceptable format. PBM agrees to provide toll-free access for Covered Persons to PBM's Customer Service Department for eligibility and claims processing assistance. PBM may rely on eligibility information provided by United HealthCare for all purposes related to this Agreement.

         3.8. Covered Person Protection Provision. PBM hereby agrees that it shall not seek payment, other than Copayments, from any Covered Person for Covered Prescription Drug Services under any circumstances. This Section shall survive the Agreement.

         3.9. Communications. PBM agrees that all written communications sent to United HealthCare Covered Persons, participating providers or facilities that relate in any way to United HealthCare's Benefit Contract or Pharmacy Rider must be reviewed and approved by United HealthCare before such communications are sent out to any such individuals or groups. PBM agrees that all program communication protocols to be used with United HealthCare participating physician providers will be reviewed and approved by United HealthCare prior to use. United HealthCare shall approve or disapprove all such materials within a reasonable time after submission by PBM.

         3.10.    Claims Processing.

                  3.10.1. PBM shall process Covered Persons' Covered Prescription Drug Services claims in accordance with regulatory requirements, the Benefit Contract and Pharmacy Rider, and PBM's standard operating procedure.

                  3.10.2. At the end of each bi-weekly claims cycle, or other processing time period as mutually agreed to by the parties, PBM shall provide claims reports and written notice to United HealthCare of the amount necessary to pay claims processed and fees due to PBM for claims processed.

                  3.10.3. Any disputes over claims shall be resolved prior to payment by PBM. If PBM makes an error or omission in claims processing, PBM shall be solely responsible for any related costs.



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                  3.10.4. All postage costs related to payment or denial of
                  direct reimbursement claims is the responsibility of PBM.

         3.11. Claim Appeals. In the event of a claim denial by PBM, PBM shall promptly communicate to the Covered Person the right to appeal according to the Covered Person's Benefit Contract and Pharmacy Rider and applicable law.

         3.12. Claims and Pharmacy Auditing. PBM shall regularly audit its electronic and on-site claim processing activities and shall regularly audit its retail pharmacies, in accordance with PBM's standard audit procedures. PBM shall provide United HealthCare with a report on such audits containing specific audit information and containing such other information as United HealthCare reasonably requests. United HealthCare shall receive one hundred percent of any such audit recoveries that were incorrectly paid pursuant to the United HealthCare Program. When any such overpayment was the result of errors or omissions by PBM, payment of such audit recovery shall include interest at the prevailing prime rate of interest as determined by the Wall Street Journal for the period of time from the payment of the claim to receiving recovery from PBM.

         3.13. Reports. PBM agrees to provide aggregate reports and Payor-specific reports in a format and containing such information as United HealthCare reasonably requests; provided in no event shall PBM be required to incur costs substantially in excess of expenses incurred by the PBM industry generally to provide such reports. This reporting shall include PBM's EXPERxT and Standard PLUS Reports and reports pursuant to Exhibit A.

         3.14. Coordination of Benefits. When United HealthCare provides required information, PBM agrees to process Level I and II coordination of benefits in accordance with PBM's coordination of benefits rules.

         3.15. Health Management Program. PBM agrees to provide Health Management Programs to Covered Persons at United HealthCare's option. Health Management Programs developed during the term of this Agreement by PBM shall be made available to United HealthCare. * At United HealthCare's reasonable request, PBM will work with United HealthCare to obtain incremental funding from pharmaceutical companies for such Health Management Programs as mutually agreed. * If United HealthCare requests assistance to develop its own health management program, PBM shall assist United HealthCare in obtaining external funding for development. At United HealthCare's option and if PBM is willing, PBM shall develop with United HealthCare and shall share revenues with United HealthCare on any programs involving health management, outcome research, clinical trials development and post market surveillance. Nothing in this section requires United HealthCare to utilize PBM's Health Management Program or prohibits United HealthCare from developing or seeking funding for health management programs and other related programs outside of PBM and this Agreement.

         3.16. Physician-based Pharmaceutical Care Application Information System. PBM agrees to fund * by end of year 2002, for the development and implementation of a pharmaceutical care application of physician based information systems in conjunction


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.



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         with United HealthCare, utilizing mutually agreed upon vendors. This systems program shall be a knowledge-based system for physicians which includes but is not limited to PDL compliance and drug compatibility capabilities.

         3.17. Demand Management Services. PBM agrees to utilize reasonable efforts to contract exclusively with United HealthCare for Demand Management Services by the Commencement Date. *

         3.18. Consumer Funded Pharmacy Program. PBM will develop, in conjunction with United HealthCare, a consumer funded pharmacy program, also known as a 100% copayment program for primary use with United HealthCare's seniors' division. PBM will use reasonable efforts to have such program generally include the aspects of: (a) pharmacy network discounts; and (b) PDL Rebates, together with such other provisions as the parties mutually agree. PBM agrees this product shall be developed by July 1, 1999. PBM agrees that such program developed specifically for United HealthCare will be for the exclusive use of United HealthCare.

         3.19. National Accounts. The parties agree to use reasonable commercial efforts to work together to increase joint pharmacy National Account business. United HealthCare agrees to utilize PBM as United HealthCare's exclusive PBM for National Accounts to the extent required under Section 9. * Both parties will agree to mutually acceptable rules and protocols regarding the quoting of mutual current clients and future prospects. Both parties agree to use reasonable commercial efforts to address special and unique administrative requirements of National Account clients and prospects. By the Commencement Date and during the term of this Agreement, the parties agree to work together to establish performance standards and guarantees for National Account clients including customized performance standards when appropriate.

         3.20. Service Performance Standards. United HealthCare and PBM shall each use good faith and reasonable commercial efforts to perform their respective duties and obligations in a diligent, professionally responsible and efficient manner. The parties agree to cooperate with and assist each other as reasonably necessary in the performance of their respective duties and in developing timely responses to the needs of United HealthCare's business. Notwithstanding the general and specific Service Performance Standards and Guarantees applicable to PBM identified in Exhibit B, PBM shall perform the services for which it is responsible under this Agreement using the same degree of skill and care in such performance as a prudent person engaged in pharmacy benefit management services would use under substantially similar circumstances in the management of a similar pharmacy benefit management business of United HealthCare's magnitude. PBM agrees to accept the Service Performance Standards and Guarantees set forth in Exhibit B, including the dollars which shall be at risk should PBM's aggregate performance or guarantees be below the indicated targets. PBM shall provide to United HealthCare: (a) monthly or quarterly reports as applicable of PBM's performance; and (b) annual statistics, within ninety (90) days of the end of the calendar year, demonstrating whether PBM met the Service Performance Standards and Guarantees described in Exhibit B. At the same time PBM provides such statistics to


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

         United HealthCare, PBM shall reimburse United HealthCare any monies owed because of PBM's failure to meet such Service Performance Standards and Guarantees.

         3.21. Insurance. PBM shall procure by the Effective Date and shall maintain, at its own expense: (a) professional liability insurance in the amount of $5,000,000.00 per occurrence and $10,000,000.00 annual aggregate including coverage for errors and omissions; (b) general liability insurance in the amount of $1,000,000.00 per each occurrence and $3,000,000.00 annual aggregate; and (c) umbrella/excess liability insurance in the amount of $10,000,000.00 each occurrence and aggregate. United HealthCare must be named as an "additional insured" on the policies referenced above for claims affecting United HealthCare's interests.

         3.22. Guaranty. PBM's and United HealthCare's parent corporations will guaranty the fulfillment of all of the parties' financial and other obligations by the delivery of a fully executed Guaranty Agreement in the form set forth at Attachment 1 and Attachment 2.

         3.23. Claims and Regulatory Inquiries. PBM shall promptly, within ten
         (10) days, provide information to United HealthCare about all non-routine inquiries by regulatory departments, pharmaceutical manufacturers, attorneys, Covered Persons, or other individuals or entities with respect to PBM's services pursuant to this Agreement including but not limited to the denial of any claims or any causes of action.

         3.24. *

SECTION 4. OBLIGATIONS OF UNITED HEALTHCARE

         4.1.     Obligations of United HealthCare.

                  4.1.1. United HealthCare will be the entity that contracts with Health Plans and non-Health Plans related to the services provided under this Agreement. Non-Health Plans include but are not limited to entities, groups, competitors and individuals. Such agreements between United HealthCare and Health Plans and non-HealthPlans may provide for additional services by United HealthCare and shall make provision for fees and other terms that United HealthCare, in its discretion, determines to establish.

                  4.1.2. United HealthCare agrees to provide information reasonably needed by PBM to administer its responsibilities under this Agreement including (a) Benefit Contract and Pharmacy Rider documents; (b) timely eligibility and enrollment data on Covered Persons; (c) specific United HealthCare customer information and needs; (d) participating pharmacy information when PBM's pharmacy network is not utilized or is used in addition to another participating pharmacy network; (e) patient identifiable prescription drug claims (including prescription drug claims from prior pharmacy benefit management vendors); and (f) patient identifiable medical claims reasonably necessary for PBM to implement and


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

                  operate its clinical management programs for United HealthCare. Information shall be provided in a mutually agreeable format.

                  4.1.3. United HealthCare or Payor shall be solely responsible for drafting United HealthCare's Benefit Contract and Pharmacy Rider.

                  4.1.4. United HealthCare shall identify its targeted pharmacy growth and benefit objectives on at least an annual basis and provide such objectives to PBM.

         4.2. Claims Payment. United HealthCare shall establish a bank account(s) (the "Program Account") from which PBM will make claims payments as set forth below, using United HealthCare check stock. United HealthCare will pay PBM Administrative Fee payments, as set forth below through Automated Clearing House transfer. Banking arrangements may change from time to time subject to the mutual agreement of the parties.

                  4.2.1. Claims. PBM shall provide United HealthCare with a bi-weekly consolidated statement of expected payments to be made from the Program Account for services provided by PBM under the Program during such claim cycle, in accordance with the Program Pricing set forth Provisions 1 and 2 of the Financial Appendix.

                  4.2.2. Administrative Fees. PBM will provide United HealthCare with an Administrative Fee statement in accordance with PBM's four (4) week administrative fee cycle pursuant to Provision 3 of the Financial Appendix. Within two (2) days after receipt of each statement from PBM as set forth in this Section 4.2.2 above, United HealthCare shall transfer such funds via Automated Clearing House transfer.

         4.3. Regulatory Compliance. United HealthCare shall (a) maintain all material federal, state, and local licenses that are reasonably required to operate its business; (b) comply with all material applicable statutes and regulations; and, (c) make reasonable commercial efforts to cause Health Plans to comply with (a) and (b).

         4.4. Insurance. United HealthCare agrees to maintain adequate insurance related to the operation of its business and its obligations under the Agreement.

         4.5. Claims and Regulatory Inquiries. United HealthCare shall promptly provide information to PBM within ten days about all non-routine inquiries by regulatory departments, pharmaceutical manufacturers, Covered Persons, or other individuals or entities with respect to the services provided by PBM under this Agreement.

         4.6. Minimum PDL Enrollment. United HealthCare agrees that it shall maintain a minimum of * Health Plan Covered Persons and * non-Health Plan Covered Persons receiving services under this Agreement including participating in United HealthCare's PDL by January 1, 2001 and throughout the term of this Agreement. *


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

SECTION 5. MUTUAL OBLIGATIONS

5.1. Pharmacy Strategic Council. United HealthCare and PBM shall create a Pharmacy Strategic Council ("Strategic Council"), the members of which shall be three or four representatives from and designated by each of United HealthCare and PBM. The Strategic Council shall meet no less frequently than quarterly throughout the term of this Agreement and shall be responsible for (a) overseeing the performance of the parties under this Agreement; (b) enhancing communication of decisions made by the parties or the Strategic Council, (c) resolving disputes as directed by this Agreement; and (d) establishing a forum for the discussion of common strategic objectives of United HealthCare and PBM. United HealthCare shall be responsible to convene meetings of the Strategic Council.

5.2. Expenses. Except as expressly set forth in this Agreement, each of the parties shall bear the expenses incurred by it in connection with its performance under this Agreement.

         5.3.     Audits.

                  5.3.1. United HealthCare shall keep reasonable documentation of all Covered Persons related to this Agreement. PBM shall have the right to review such data at reasonable times upon reasonable notice

                  5.3.2. PBM shall maintain adequate medical, financial and administrative records related to Program services in a manner consistent with the standards of the community and in accordance with all applicable statutes and regulations including, but not limited to, reasonable documentation of all the data of Covered Persons related to PBM's services under this Agreement to determine that PBM is performing its obligation under the Agreement and correctly billing United HealthCare. United HealthCare shall have the right to review such data at reasonable times and upon reasonable notice. If any audit reveals an underpayment or overpayment by United HealthCare to PBM such discrepancy will be reported to PBM and PBM will respond within forty-five (45) days. Any amounts PBM deemed payable as a result thereof shall be promptly repaid to the appropriate party with accrued interest (whether or not this Agreement has terminated). If the parties disagree on the amount to be repaid, the matter shall be sent to the Strategic Council. This obligation shall survive the expiration or earlier termination of this Agreement.

                  5.3.3. PBM's agreements with pharmaceutical manufacturers are subject to confidentiality agreements. Any audit of PBM's agreements with pharmaceutical manufacturers conducted pursuant to this Agreement, shall be conducted by a third party public accounting firm reasonably acceptable to PBM whose audit department is a separate stand alone function of its business, subject to execution of a confidentiality agreement, and shall include only those portions of such pharmaceutical manufacturer agreements as necessary to determine PBM's compliance with Section 5.5.2 in respect to PDL Rebates.

         5.4. Preferred Drug List. Beginning on the Commencement Date and continuing through the term of this Agreement, PBM shall administer the United HealthCare PDL or other formularies as developed by United HealthCare from time to time pursuant to the

         Benefit Contract, Pharmacy Rider and this Agreement. All Health Plans shall participate in the PDL unless otherwise agreed, in writing, by United HealthCare and PBM. United HealthCare agrees to make reasonable commercial efforts to have non-Health Plan business utilize this PDL.

                  5.4.1. United HealthCare Preferred Drug List. The Preferred Drug List ("PDL") is a list that identifies those Federal Drug Administration ("FDA") approved prescription drug products that are preferred by United HealthCare for dispensing to Covered Persons.

                           5.4.1.1. United HealthCare and its P&T Committee have complete control in deciding what prescription drugs are placed on the PDL from time to time.

                           5.4.1.2 PBM shall have the right to present clinical data and rationale to the P&T Committee in conjunction with its evaluation of prescription drugs, but shall not be a voting member of the P&T Committee.

                  5.4.2. Preferred Drug List Compliance. United HealthCare has in effect certain Program features designed to promote prescribing of PDL drugs by participating providers, dispensing of PDL drugs by Participating Pharmacies, and awareness of the advantages of the PDL by Covered Persons. Such features include, but are not limited to, incented benefit plan designs and corresponding levels of Copayments. United HealthCare shall notify PBM, in advance, of any proposed Program modifications that are reasonably anticipated to have a material effect on PDL compliance. Additionally, United HealthCare shall participate in PBM's formulary communications programs, which may include communications with United HealthCare Covered Persons, Participating Pharmacies and/or physicians, and financial incentives to Participating Pharmacies for their participation in the PDL. PBM shall notify United HealthCare, in advance, of all PDL communications programs. United HealthCare shall approve and may make reasonable changes to the content of such PDL communication programs before they are provided to the above United HealthCare groups and individuals.

                  5.4.3. Exclusive PDL Administration. Beginning on the Commencement Date, United HealthCare agrees that PBM will be the exclusive administrator of the United HealthCare PDL for those entities covered by the exclusivity requirements of
                  Section 9 of this Agreement. After the Commencement Date, United HealthCare agrees not to accept any funds the receipt of which would influence the selection of prescription drugs for inclusion on United HealthCare's PDL without the express written consent of PBM.

         5.5. PDL Rebate Program. Pursuant to agreements entered into between PBM and certain pharmaceutical manufacturers ("Manufacturer Agreements"), PBM receives PDL Rebates from certain drug manufacturers as a result of the inclusion of such manufacturer's branded products on the PDL ("PDL Rebates"). PBM will assure that United HealthCare receives PBM's most favorable applicable PDL Rebates as compared to other PBM customers based upon comparable PDL configuration. PBM shall pay United HealthCare *of the estimated PDL Rebates earned by PBM based on the dispensing of each such manufacturer's prescription drugs under United

     ----------

     * Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

         HealthCare's Program *. United HealthCare acknowledges that PBM also receives and retains additional rebates and/or fees from certain manufacturers which may take into account various factors including the utilization of certain drugs within their respective therapeutic categories for PBM's book of business in aggregate as a result of various commitments, services and programs including, but not limited to, formularies, e.g. cost effective, incentive, volume, and market-share rebates.

                  5.5.1. Guaranteed PDL Rebates. PBM guarantees a minimum level of PDL Rebates each year of this Agreement. The guaranteed level of PDL Rebate per PDL branded prescription claim for Health Plan business shall be as follows: First, the total number of Health Plan prescription claims for 1999 will be multiplied by *. Second, the resulting sum will be divided by the number of Health Plan PDL branded prescription claims for the same period. Third, an additional * per claim will be added to the resulting per PDL branded prescription claim rebate level. This will be the PDL Rebate Guarantee level for the year 2000. Each calendar year thereafter, the PDL Rebate level will be increased by *. This is the "Adjusted Level" of the PDL Rebate Guarantee. After each full contract year beginning on the Commencement Date, PBM shall calculate the total PDL Rebates applicable to PDL branded prescription claims dispensed for United HealthCare's Health Plan business during such contract year. If such PDL Rebates for any contract year are less than (a) the Adjusted Level of PDL Rebate per PDL branded prescription claim multiplied by (b) the total number of PDL branded prescription claims paid for Health Plan business during the contract year, then PBM shall pay such difference ("Guaranteed PDL Rebates") to United HealthCare. *

                  5.5.2. Good Faith Rebate Negotiations and Distribution. *

                  5.5.3. Customer ERISA Requirements. As part of the standard Administrative Fee, PBM agrees to provide a report to United HealthCare, which discloses ERISA required information about rebates for United HealthCare customers. PBM agrees to assist United HealthCare as reasonably requested in providing disclosure information to each of its self-insured customers. PBM acknowledges that as required by ERISA, United HealthCare's self-insured customers retain the right to terminate use of the PDL if customer does not agree with a PDL selection.

                  5.5.4. Drug Formulary Only Administration. PBM shall, at United HealthCare's request, provide drug formulary only rebate administration for no additional fee for pharmacy claims processed by other entities, if such business qualifies for PDL Rebates. Such entities shall comply with PBM's data format requirements and processes. The PDL Rebate Guarantee shall not apply to Drug Formulary Only accounts.

                  5.5.5. Government and Other Actions. In the event any government action, including a change in statute or regulation or a change in the interpretation of statute or regulation that has a material adverse affect on the availability of PDL


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

                  Rebates, parties shall negotiate in good faith to modify the Guaranteed PDL Rebate terms to reflect the effect of such event.

         5.6. Conversion Costs and Services. It is the intent of this Agreement that PBM shall provide the majority of services required to convert United HealthCare's present pharmacy benefit management service from its current vendor to PBM. The parties agree that such costs for conversion services are included in the Administrative Fee. The conversion services provided by PBM shall include, but are not limited to: (a) communications to Covered Persons, physicians, pharmacies; (b) group training of United HealthCare pharmacy, sales and other staff;
         (c) development of Covered Person materials; (d) required modification of PBM's information systems; (e) development of the Minnesota Dedicated Pharmacy Management Unit; (f) analytical support for the conversion of models and tools for rebates, networks and guarantees; and (g) printing of physician and Covered Person PDLs. United HealthCare's only responsibility for conversion costs and services is limited to postage, pharmacy management implementation leadership, internal United HealthCare communications, limited internal United HealthCare information system programming, state filings, and servicing of customer calls coming directly into United HealthCare. The parties agree that if the conversion to PBM services results in unanticipated problems, the parties shall commit such additional resources, as mutually agreed, in order to implement this program in accordance with the terms of this Agreement.

SECTION 6. CONFIDENTIALITY

         6.1. Confidential and Proprietary Information. In fulfilling the objectives of this Agreement, United HealthCare and PBM may provide to each other or learn (directly or indirectly) certain information which a party considers to be confidential or proprietary ("Confidential Information"). Confidential Information shall include, without limitation, information relating to Covered Person and provider identities; reimbursement procedures; claims adjudication procedures; software and financial systems; the specific financial sections and provisions, specific operational aspects, financial guarantees contained in this Agreement, and other information relating to each party's business which is not generally available to the public. Each party's Confidential Information shall also include confidential, proprietary information which a third party has disclosed to a party, and which such party is obligated to maintain as confidential. Notwithstanding the foregoing, PBM and United HealthCare acknowledge the other party's obligation to provide its pharmaceutical manufacturers and customers with information generally regarding this Agreement and consistent with the foregoing agrees that such parties may disclose generally the terms of this Agreement.

                  6.1.1. Neither party shall have any obligation to disclose its Confidential Information to the other party, unless such an obligation is set forth elsewhere in this Agreement.

                  6.1.2. Each party agrees to maintain the secrecy of and not to use or disclose the other party's Confidential Information, except as required in order for a party to perform under this Agreement. A party may disclose the other party's Confidential Information only to the receiving party's directors, officer, employees, agents and representatives (collectively, the "Representatives"), but only if a Representative needs to know the Confidential Information in order for the receiving party to perform under this Agreement. The parties agree to inform their Representatives of the confidential nature of the disclosing party's Confidential Information, and each party shall require any Representative, who is not an employee of the receiving party to sign an appropriate confidentiality agreement to protect the disclosing party's Confidential Information from unauthorized use or disclosure. Each party shall direct its Representatives to treat the other party's Confidential Information confidentially, and not to use it, other than to perform under this Agreement. Each party shall be responsible for its Representatives' use and disclosure of the other party's Confidential Information.

                  6.1.3. The restrictions in this Section 6.1 shall not apply to: (a) information which is or becomes generally available to the public, other than as a result of a disclosure by the receiving party; (b) information a party obtains from a third party which has no obligation to keep the information confidential; (c) information which a party had in its possession prior to receiving Confidential Information from the disclosing party; (d) information which is independently developed by a party without reference to the Confidential Information disclosed by the other party; or (e) information required to be disclosed by law, subject to compliance with
                  Section 6.1.4.

                  6.1.4. The parties agree that if a party is required (by subpoena, civil investigative demand or similar process) to disclose the other party's Confidential Information, the disclosing party shall notify the other party of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the sections or provisions of this Agreement. The parties agree to exercise their commercially reasonable efforts to assist each other in obtaining a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

                  6.1.5. Upon termination of this Agreement each party will immediately discontinue use of the other party's Confidential Information, and shall return the other party's Confidential Information to it, or destroy the other party's Confidential Information in its possession or control. However, each party may retain the other party's Confidential Information to the extent such Confidential Information has been used in or integrated into reports, studies, analyses, compilations or other documents in the receiving party's possession or control. Any oral Information will continue to be subject to the terms of this letter agreement. The parties agree that the Confidentiality obligations of this Section 6 shall survive termination of this Agreement.

         6.2. Privacy of Individually Identifiable Health Information. United HealthCare and PBM will maintain the privacy and confidentiality of all individually identifiable information regarding Covered Persons and non-Covered Persons in accordance with all applicable statutes and regulations. PBM and United HealthCare shall require all employees to comply with this section. PBM agrees that all Covered Person information provided to PBM by United HealthCare belongs exclusively to United HealthCare.

         6.3. United HealthCare's Database. Subject to Section 6.4 below, PBM agrees that all data of United HealthCare and its affiliates, including but not limited to Covered Person, customer, and provider related data, which is in PBM's possession, whether obtained by PBM in the course of providing services for United HealthCare or as a result of a data transfer between United HealthCare and PBM, belongs solely to United HealthCare. PBM has the right to possess and use such data only to the extent permitted by contracts between the parties or as otherwise provided in this Agreement subject to applicable legal restrictions. All information contained in United HealthCare's database and systems belongs exclusively to United HealthCare. PBM shall not have direct access to United HealthCare's database and systems without signing a separate agreement with United HealthCare. PBM and United HealthCare recognize and agree that only information necessary for PBM performance under the Agreement shall be supplied by United HealthCare to PBM and PBM agrees that such data belongs exclusively to United HealthCare.

         6.4 PBM Use of Data. Notwithstanding the foregoing provisions of this
         Section 6, PBM may incorporate prescription data into PBM's prescription database when that database is used by PBM or provided to others for research, statistical, marketing, sales tracking or similar purposes. PBM agrees that if such prescription data is identifiable as to (a) Covered Persons, (b) employers and/or customers, and/or (d) United HealthCare, such identifiable information will be deleted or encrypted before it is provided to others. This section only applies to PBM's use of prescription data and does not apply to medical data.

SECTION 7. INTELLECTUAL PROPERTY

         7.1. Any Intellectual Property developed solely by PBM without using United HealthCare's Confidential Information shall remain the property of PBM. United HealthCare's right to use such PBM Intellectual Property shall be limited to those permitted by this Agreement or as otherwise agreed to in writing by the parties.

         7.2. Any Intellectual Property developed solely by United HealthCare, without utilizing PBM's Confidential Information shall remain the property of United HealthCare. PBM's right to use such Intellectual Property shall be limited to those permitted by this Agreement or as otherwise agreed to in writing by the parties.

         7.3. The parties agree that any Intellectual Property or work product:
         (a) created jointly by the parties; or (b) created by PBM under this Agreement; or (c) created by PBM upon United HealthCare's request (the "Work Product"), shall be the joint property of PBM and United HealthCare.

SECTION 8. YEAR 2000 WARRANTY

PBM and United HealthCare warrant that (a) the goods and services to be provided under this Agreement are in a state of Year 2000 Compliance, (b) the delivery of the goods or services provided under this Agreement to parties will not be adversely affected by Year 2000 Compliance (including without limitation the Year 2000 Compliance of parties' information and/or operating systems or those of any third parties that assist parties in the fulfillment of its obligations under this Agreement); (c) the goods or services provided under this Agreement to the parties will not affect or impair the Year 2000 Compliance of the parties or any third party that has a business relationship with parties; and (d) The parties have taken all necessary or appropriate steps to insure that it is in compliance with the foregoing warranties. "Year 2000

Compliance" means the ability of information or other systems to: (x) record, store, process, provide, and insert true and accurate dates and calculations for dates including and following January 1, 2000; and (y) process records containing dates after January 1, 2000; and (z) be interoperable in such respects with other systems used by the parties PBM, the PBM's parties' vendors of any kind, or the parties , including without limitation those which may deliver records to, receive records from or otherwise interact with the goods or services provided by the parties.

SECTION 9. EXCLUSIVITY

         9.1 Except as defined in Section 9 and its subparts, United HealthCare Services, Inc. agrees that it shall not enter into a contract, or any other similar arrangement, for pharmacy benefit management services with a third party other than PBM with respect to services beginning with the Commencement Date and continuing until the term of this Agreement expires or until the Agreement is terminated.

         9.2 This exclusivity section does not apply to any entities who: (a) are acquired by or merged with United HealthCare Services, Inc. and its affiliates and subsidiaries after this Agreement is executed; and (b) have a contractual relationship with another pharmacy benefit management company, at the time this Agreement is executed. The parties agree that in no event will United HealthCare be required to terminate another pharmacy benefit management vendor prior to the expiration of such vendor's contract. United HealthCare agrees to convert any such entity to coverage under this Agreement as soon as said entity's contract with such other pharmacy benefit manager expires or can be reasonably terminated without the payment of any additional fees, fines, penalties, or damages. United HealthCare shall use its reasonable commercial efforts to include such entities under this Agreement. Within sixty (60) days after execution of this Agreement, United HealthCare shall provide PBM with the name of any such entity that has a contractual relationship in effect with another pharmacy benefit manager, the termination date of said contract and the approximate number of persons covered under such contract.

         9.3 Notwithstanding the foregoing, United HealthCare shall not be required to include government-defined benefit programs or any entity for which United HealthCare provides management or administrative services but does not own a controlling interest unless such entity agrees to utilize the services contemplated by this Agreement.

         9.4 The parties acknowledge and agree that United HealthCare may not be able to transition all Covered Persons and participating Health Plans to PBM: (a) on the Commencement Date; and/or (b) immediately in the event of an acquisition, merger or similar transaction that occurs prior to or during the term of this Agreement. The parties agree that a reasonable transition of Covered Persons and participating Health Plans related to (a) and (b) of this section shall not be considered a breach of this Section 9 or of this Agreement. Notwithstanding the foregoing, United HealthCare shall transition all existing Health Plans that will be covered under this Agreement within a six (6) month period of the Commencement Date unless otherwise mutually agreed to by the parties. This is not meant to restrict United HealthCare's ability to add other Health Plans and non-Health Plans during the term of this Agreement.

SECTION 10. RENEGOTIATION DUE TO SUBSTANTIAL CHANGE

In the event of a Substantial Change the parties agree to renegotiate in good faith so as to reflect as nearly as possible the economic factors that were the basis for this Agreement prior to the Substantial Change. In the event such renegotiations do not result in a mutually agreeable economic solution or the parties are not able to agree as to whether a Substantial Change has occurred, such issue shall be submitted pursuant to the dispute resolution procedure set forth in Section 13. 6.

SECTION 11. INDEMNIFICATION

         11.1. United HealthCare agrees to indemnify and hold PBM, its subsidiaries and affiliates, and their respective officers, directors, agents and employees harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including reasonable attorneys' fees, which result from (a) a breach by United HealthCare of any of its obligations under this Agreement or (b) the negligence or willful acts or omissions by United HealthCare, its agents, directors, officers, or employees, in connection with the representations, duties and obligations of United HealthCare under this Agreement.

         11.2. PBM agrees to indemnify and hold United HealthCare, its subsidiaries and affiliates, and their respective officers, directors, agents and employees harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including reasonable attorneys' fees, which result from (a) a breach by PBM of any of its obligations under this Agreement or (b) the negligence or willful acts or omissions by PBM, its agents, directors, officers, or employees, in connection with the representations, duties and obligations of PBM under this Agreement.

SECTION 12. TERM AND TERMINATION

         12.1. Term. The term of this Agreement is for the period commencing on the Effective Date and ending December 31, 2005, with performance beginning on the Commencement Date, unless terminated earlier as outlined in Section 12.2.

         12.2. Termination. This Agreement may be terminated as follows:

                  12.2.1. By either party, after a ten day notice period, in the event of a payment default, unless such default is cured within such notice period, unless the defaulting party is able to give assurances to the other party's reasonable satisfaction.

                  12.2.2. By either party, effective 30 days after not less than 60 days written notice and cure period in the event of a material breach other than a payment default of this Agreement by the other party.

                  12.2.3. By either party, effective immediately upon provision of written notice to the other party, if the other party has become insolvent or has been dissolved or liquidated, or makes a general assignment for the benefit of creditors or has a receiver appointed for a substantial portion of its assets.

                  12.2.4. Automatically and without any notice or other action on the part of either party if either party files, or has filed against it, a petition in bankruptcy and such petition is not dismissed within 60 days of the filing unless the party which is not subject to such petition elects to waive such termination prior to the expiration of such 60 day period.

                  12.2.5. By either party immediately due to loss of insurance or inability to self-insure as required under this Agreement.

                  12.2.6. By United HealthCare, effective at a time reasonable to transferring the pharmacy management services to a new vendor but no later than 180 days after notice to PBM, if a change of control of PBM occurs. For purposes of this Section, "Change of Control" means: (a) any transaction or series of transactions that cause 50% or more of the stock of PBM or United HealthCare, as the case may be, to be held by individuals or entities who are not stockholders of PBM or United HealthCare, as the case may be, on the date hereof; or
                  (b) any sale of PBM assets or United HealthCare, as the case may be, that are essential to the business of PBM or United HealthCare, as the case may be; or (c) any merger where PBM or United HealthCare, as the case may be, is not the surviving entity.

         12.3. United HealthCare Change of Control. If during the term of the Agreement, there is a Change of Control of United HealthCare, as defined above, United HealthCare has the option to terminate the Agreement by providing PBM with ninety (90) days prior written notice and by paying to PBM within sixty days of termination date an amount equal to the aggregate payments that have been made to United HealthCare by PBM under Trend Guarantee and PDL Rebate Guarantee as addressed in the Financial Appendix. If any such termination occurs prior to payment by PBM of any Trend Guarantee or PDL Rebate Guarantee, United HealthCare shall pay to PBM within 60 days after such termination date an amount equal to the transition costs paid by PBM to United HealthCare pursuant to Provision 8 of the Financial Appendix.

         12.4. Information to Covered Persons. PBM acknowledges the right of United HealthCare to inform Covered Persons of PBM's termination.

         12.5. End of Term or Termination. In the event this Agreement is terminated for any reason prior to its expiration or upon the end of the term, PBM and United HealthCare shall cooperate reasonably with each other for up to a six month period following such termination or expiration to effect a quality, cost-effective and smooth transition of United HealthCare's business previously operated or managed by PBM to United HealthCare or United HealthCare's designee. At the end of the term, United HealthCare has the following options: (a) re-negotiate the Agreement with PBM; (b) contract with a new pharmacy benefit management vendor; or (c). *.

                  12.5.1. Renegotiate the Agreement with PBM. Parties agree to begin negotiating a new agreement at a time mutually agreed to by the parties.

---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

                  12.5.2. Contract with a new pharmacy benefit management vendor. If United HealthCare chooses the option of contracting with a new pharmacy benefit management vendor or chooses to manage its own pharmacy services, the parties agree to the following:

                           12.5.2.1     *

                           12.5.2.2.    *

                           12.5.2.3.    *

                           12.5.2.4.    *

12.5.3.  *.

SECTION 13. GENERAL PROVISIONS

         13.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by commercial overnight delivery service, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, by overnight delivery service or by facsimile, or if mailed, five days after the date of mailing, addressed as follows:

        ------------------------------------------------------- ---------------------------------------------------
        If to PBM:                                              If to United HealthCare:
        ------------------------------------------------------- ---------------------------------------------------
        Merck Medco Managed Care, L.L.C.                        United HealthCare Services, Inc.
        100 Summit Avenue                                       9900 Bren Road East, P.O. Box 1459
        Montvale, New Jersey  07645-1753                        Minnetonka, Minnesota 55343
        Attention: Jim Cooper, Esq.                             Attention:  David Lubben, Esq.
        General Counsel                                         General Counsel
        Facsimile No. (201) 782-7878                            Facsimile No. (612) 936-0044
        ------------------------------------------------------- ---------------------------------------------------


         or to such other address or to such other person as may be designated by written notice given from time to time during the term of the Agreement by one party to the other.

         13.2. Right of First Offer. Subject to such confidentiality arrangements as PBM may reasonably propose, PBM agrees to provide United HealthCare with reasonable prior notice of any event that might lead to a change of control of PBM (which shall include any sale of more than 10% of the voting securities to an entity not wholly owned by Parent. Any notice herein contemplated shall be given to the Chief Executive Officer or General Counsel of United HealthCare. Such advance notification shall be maintained strictly confidential to the Chief Executive Officer and General Counsel, except with the written consent of the person giving notification.

         13.3. Force Majeure. Noncompliance with the obligations of this Agreement due to force majeure, laws or regulations of any government, war, civil commotion, destruction of production facilities and materials, fire, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable party, shall not constitute breach of contract.

----------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

         13.4. Assignment. United HealthCare may assign all or any of its rights and responsibilities under this Agreement to any entity controlling, controlled by or under common control with United HealthCare. United HealthCare may make such an assignment that is effective only after the party to which such rights or responsibilities are assigned (the "Assignee") no longer controls, is controlled by or is under common control of such party; provided, however, that any such entity is reasonably able to perform any responsibilities which it assumes. United HealthCare may assign its rights and responsibilities in such a way that both United HealthCare and Assignee share in the rights and responsibilities that, prior to such assignment, were solely those of United HealthCare. PBM may assign all or any of its rights and responsibilities under this Agreement to any entity controlling, controlled by, or under common control with such party. PBM and United HealthCare each acknowledge that persons and entities under contract with such party or in the case of United HealthCare, a Participating Plan, may perform certain administrative services under this Agreement. Other than above, United HealthCare and PBM agree that they shall not assign any of the rights and responsibilities under this Agreement without the prior written consent of the other party.

         13.5. Amendment. Any amendments to this Agreement shall require written approval of the parties.

         13.6. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or a breach of the Agreement shall initially be submitted to the Strategic Council for resolution. The Strategic Council shall have the authority to: (a) waive the controversy, claim or breach; (b) designate specific corrective or alternative action; (c) set a time period for certain performance; (d) submit the matter to mediation; or (e) allow a party to litigate the issue. Any action taken by the Strategic Council shall be evidenced by a written notice to both parties. During the period of time in which such issues are being examined by the Strategic Council or are under mediation or litigation, the parties shall proceed diligently with the performance of their duties under this Agreement in a businesslike and efficient manner. In the event the Strategic Council cannot resolve the matter within sixty days or the matter is not one which must be submitted to the Strategic Council, then within a reasonable time, a party or the Strategic Council may submit the matter to mediation or litigation in Minneapolis, Minnesota.

         13.7. Relationship Between United HealthCare and PBM. The relationship between United HealthCare and PBM is solely that of independent contractors and nothing in this Agreement or otherwise will be construed or deemed to create any other relationship, including one of employment, agency or joint venture.

         13.8. Invalidity/Governing Law. If any section or provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both parties shall be relieved of all obligations arising under such section or provision, but if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

         13.9. Accreditation Compliance. PBM agrees to provide United HealthCare with reasonable assistance and cooperation in meeting all accreditation standards, including but not limited to National Committee for Quality Assurance and Joint Commission, applicable to the services provided pursuant to this Agreement.

         13.10. Name, Symbol and Service Mark. During the term of this Agreement, PBM and United HealthCare agree that they shall not use each other's name, symbol or logo, or service mark for any purpose whatsoever including without limitation in connection with marketing or publications describing, explaining, or otherwise discussing the Program without the prior approval of the other party.

         13.11. Headings. The headings of the various sections herein are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or sections or provisions hereof.

         13.12. Original Agreement. The parties agree that they shall execute two identical originals of this Agreement. Each party shall retain one of the originals. Each identical original shall serve as an original of the Agreement but all such originals together shall constitute a single original contract.

         13.13. Governing Law. This Agreement shall be governed by and construed in accordance with applicable Minnesota law without giving effect to conflict of law principle.

         13.14. Entire Agreement. This Agreement and its Financial Appendix, Exhibits A and B, and Attachments 1 and 2 constitute the entire Agreement between the parties in regard to its subject matter.

         13.15. Regulatory Approval. The parties agree and acknowledge that the terms of this Agreement may be subject to review by state regulators.

         13.16. Approvals. Approvals required under this agreement shall not be unreasonably delayed or withheld.

         13.17. Additional Agreements. Upon request, PBM agrees to enter into an additional separate agreement with any United HealthCare affiliate receiving services hereunder reflecting the services received and obligations of such affiliate.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

UNITED HEALTHCARE SERVICES, INC.                MERCK MEDCO MANAGED CARE, L.L.C.
9900 Bren Road East                             100 Summit Avenue
Minnetonka, Minnesota  55343                    Montvale, New Jersey  07645-1753

By:/s/ Steve Hemsley                            By:/s/ James Cooper
   -------------------------                       ----------------

Date: November 11, 1998                         Date: November 10, 1998
      -----------------                               -------------------

                               FINANCIAL APPENDIX

1. Retail Pharmacies: Charges for Dispensed Covered Prescription Drug Services

United HealthCare will pay PBM for Covered Prescription Drug Services under the Retail Pharmacy Program per the processing logic and rates indicated below:

*

------------------------------------- ----------------------------------- -----------------------------------
              Network                            AWP Discount                       Dispensing Fee
------------------------------------- ----------------------------------- -----------------------------------
                                      *                                   *
------------------------------------- ----------------------------------- -----------------------------------
CCNIII                                *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Brand                             *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Generic                           *                                   *
------------------------------------- ----------------------------------- -----------------------------------
                                      *                                   *
------------------------------------- ----------------------------------- -----------------------------------
CCN+                                  *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Brand                             *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Generic                           *                                   *
------------------------------------- ----------------------------------- -----------------------------------
                                      *                                   *
------------------------------------- ----------------------------------- -----------------------------------
United HealthCare Custom              *                                   *
------------------------------------- ----------------------------------- -----------------------------------
  Urban                               *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Brand                             *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Generic                           *                                   *
------------------------------------- ----------------------------------- -----------------------------------
  Rural                               *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Brand                             *                                   *
------------------------------------- ----------------------------------- -----------------------------------
    Generic                           *                                   *
------------------------------------- ----------------------------------- -----------------------------------
                                      *                                   *
------------------------------------- ----------------------------------- -----------------------------------

Key: Rural pharmacies are those independent pharmacies that are the only pharmacy in the rural pharmacy's zip code. Urban pharmacies refer to all other pharmacies.

Note 1:  Measured against all generic products
Note 2.  Measured against MAC listed drugs only




---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

2.       Mail Service:  Charges for Covered Prescription Drug Services

A. United HealthCare will pay PBM for Covered Prescription Drug Services under the Mail Service Pharmacy Program an amount equal to a * discount off AWP for generic drugs and a * discount off AWP for brand drugs minus Covered Person's Copayment. No dispensing fees or other fees will be charged for Mail Service prescriptions.

B. Within sixty (60) days following the end of each Trend Period, PBM will calculate and report to United HealthCare the number of prescriptions that PBM has dispensed to Covered Persons in such Trend Period under the Mail Service Program. If the number is greater than * PBM will pay United HealthCare * in immediately available funds within ten (10) business days of receiving such report. If the number is greater than * PBM will pay United HealthCare * in immediately available funds within ten (10) business days of receiving such report. PBM will pay United HealthCare an additional * for every * such dispensed prescriptions in excess of *. Payments for mail service claim volume of * or more will be represented by the following formula:

         Bonus = *

3.       Base Administrative Fee

United HealthCare shall pay PBM an Base Administrative Fee of * per prescription for retail and mail services. This fee is for a retail card program and includes out of network paper claims and encompasses the services described in Exhibit A to this Agreement, and Sections 3 and 5 of this Agreement. This Base Administrative Fee shall remain fixed for the duration of the contract term, unless reduced pursuant to Provision 7 of this Financial Appendix.

4.       Additional Administrative Fees

United HealthCare shall pay PBM for additional administrative services United HealthCare utilizes as follows:

  -----------------------------------------------------------------------------
  Service                                            Additional Fee
  -----------------------------------------------------------------------------
                                                     *
  -----------------------------------------------------------------------------
  Optional explanation of benefits (EOB)             *
  -----------------------------------------------------------------------------
  Annual prescription benefit record (PBR)           *
  -----------------------------------------------------------------------------
  Managed prior authorization Level I                *
  -----------------------------------------------------------------------------
  Managed prior authorization Level II               *
  -----------------------------------------------------------------------------
  Physician profiling                                *
  -----------------------------------------------------------------------------
  ID Card                                            *
  -----------------------------------------------------------------------------
  Paid Direct                                        *
  -----------------------------------------------------------------------------
                                                     *
  -----------------------------------------------------------------------------



---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

5.       *

6.       Drug Utilization Review (DUR) Savings Guarantee

United HealthCare Health Plans and non-Health Plans may choose to participate in PBM's Drug Utilization Review ("DUR") Savings Guarantee during the term of this Agreement. PBM's DUR programs consist of Concurrent DUR, Managed Rx, Retrospective DUR and Electronic POS Edits designed to promote cost effective, medically appropriate prescription drug therapy.

         A. Non-Health Plans. During the term of this Agreement, PBM will calculate and report to United HealthCare (the "DUR Report"), within ninety (90) days after the end of each full calendar year during the term of this Agreement, the total savings to United HealthCare resulting from participation in the DUR Program for United HealthCare's non-Health Plan business segments that participate in the DUR Program, and which (i) participate in the PDL, and (ii) cooperate with PBM's DUR protocols, ("Qualifying Plans"), for such contract year ("DUR Savings"). DUR Savings will be reported, and the DUR Savings Guarantee will apply, on an individual stand alone basis for Qualifying Plans consisting of * or more Covered Persons. DUR Savings will be reported, and the DUR Savings Guarantee will apply, on an aggregate basis for Qualifying Plans consisting of less than * Covered Persons, and shall be deemed a single Qualifying Plan.

                  (1) PBM guarantees that the DUR Savings for Qualifying Plans each full contract year during the term of this Agreement will equal or exceed the applicable percentage of * for all Qualifying Plans for such Contract Year ("Guaranteed DUR Savings"), as set forth below:

                                                     Guaranteed DUR Savings*
                             Contract Year           (as % of Net Plan Costs)
                             -------------           ------------------------
                             1st Contract Year       *
                             2nd Contract Year       *
                             3rd Contract Year       *
                             4th Contract Year       *
                             5th Contract Year       *

                             * Contingent upon PBM's review of Qualifying Plan
                               data

                  (2) For the amount, if any, in any contract year that the DUR Savings for any Qualifying Plan(s) are less than the Guaranteed DUR Savings, PBM will pay such difference to United HealthCare on a dollar-for-dollar basis. For example, if DUR Savings for a Qualifying Plan for the 1st contract year are * PBM shall pay United HealthCare an amount equal to * of the * for such Qualifying Plan for such contract year.

                  (3) For the amount, if any, in any contract year that the DUR Savings for any Qualifying Plan(s) exceed the Guaranteed DUR Savings, United HealthCare shall pay PBM an amount equal to * of the dollar amount of


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

                           such excess. For example, if DUR Savings for a Qualifying Plan for the 1st contract year are * United HealthCare shall pay PBM an amount equal to * of * for such Qualifying Plan for such contract year.

                  (4) Any payment required by PBM under this Provision 6 shall be made within * days after provision of the applicable DUR Report to United HealthCare. Any payment required by United HealthCare pursuant to this Provision 6 shall, at United HealthCare's option, either (a) be paid within * days of United HealthCare's receipt of the applicable DUR Report, or
                           (b) be retained by PBM from PDL Rebates payable to United HealthCare pursuant of Section 5.5 and its subparts of this Agreement.

7.       *
8.       Transition Costs

To cover costs incurred by United HealthCare in transitioning its Covered Persons from its current vendor to PBM, PBM shall pay United HealthCare as follows:

*

9.       *



---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

                                    Exhibit A

                 PBM INTEGRATED RETAIL AND MAIL PROGRAM SERVICES

The services listed below will be performed exclusively by PBM for United HealthCare's Health Plan business. United HealthCare shall make best efforts to utilize PBM services for its non-Health Plan business. United HealthCare can request the discontinuation of any service listed below and/or may perform any services listed below internally at United HealthCare but may not contract with another organization to perform these services. From time to time PBM acknowledges that it will modify the services on this Agreement or add new services to be more effective. Such modified or new services will be provided to United HealthCare.

1.   Claims Processing

     o    Electronic Processing in Network
     o    Paper Claims Processing in-network and out-of-network
     o    Mail Service Dispensing and Adjudication
     o In-network claims adjudication via TelePAIDsm on-line claims adjudication system
     o Coordination of Benefits Administration Level I & II when flagged on eligibility records
     o    Concurrent Drug Utilization Review (DUR) via TelePAIDsm
     o Managed Rx (for Health Plan, and also for non-Health Plan businesses that choose to participate in the DUR Guarantee
     o    High Utilization Management program (Identification Module)
     o    Retrospective Drug Utilization Review (DUR)
     o    Pharmacy Payment Processing (edits/quality management)
     o    Twelve month on-line claims history retention
     o Monitor Participating Pharmacy compliance including submission of usual and customer, generic dispensing rates, PDL conformance, DUR intervention, conformance, patient utilization and drug mix
     o    On-line viewing access to claims history

2.   Eligibility Management

     o Administration of eligibility submitted by multiple sources per tape or electronically with variable United HealthCare formats with reasonable notice of changes to such formats
     o    Dependent Eligibility Certification System (DECS)
     o PBM's client support system (CAS) for on-line access to eligibility, claims history for add/deletes/changes o Toll-free access to PBM's help desk for eligibility/claims processing assistance
     o    Administration of paper adds/deletes/changes
     o    24 hour eligibility/claims processing support

3.   Benefits Management

     o    Customized Program Installation Materials
     o Administration of benefits submitted electronically or by tape or by paper
     o    Administration of paper adds/deletes/changes
     o Administration of benefit designs that include single or tiered copayments, coinsurance or deductible, maximum limits, out-of-pocket limits.
     o Managed Prior Authorization Level I and II (programs, installation and administration) for Health Plans

4.   Reporting: Aggregate and Individual Payor Reporting
     (for groups in excess of * Covered Persons)

     o    Production Reporting/Paper Reports/Ad hoc reports
     o    PBM's Standard PLUS Report Series
     o    Claim history tape following each check write
     o EXPERxT/TM/ - PBM's enhanced Claims Analysis Product for in-depth analysis and ad-hoc reporting including on-line analytic reports/tools

5.   Pharmacy Network Management

     o Establish, credential, contract, and maintain Participating Provider networks for United HealthCare
     o Develop and distribute communications to Participating Providers following review by United HealthCare
     o Audit Participating Provider Network and Program by retrospective review and on-site review using the PBM's Pharmacy Audit Program

6.       Call Center Services

     o 24 hour, seven day a week live customer service (or less if mutually agreed)
     o Toll-free telephone access to Customer Service for the Program for use by Covered Persons, benefits personnel, pharmacists and physicians
     o    Toll-free access to pharmacists for DUR assistance
     o Toll-free telephone access to voice response unit for location of network Participating Pharmacies in zip code areas
     o 24 hour access to a pharmacist via toll-free telephone service for Covered Persons
     o    TDD-TTY services for hearing impaired
     o Telephonic/fax-back PDL (physician) o Telecommunications support for 800 numbers (up to * lines)
     o    Clinical program support for the 800 numbers

7.   Support Staff


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

     o Pharmacy Management Support Teams (clinical/sales/operations/services) for United HealthCare
     o    Pharmacy Network Management
     o    Manufacturer Rebate Contracts
     o Customer Service including Covered Person/pharmacy support and clinical program support at an 800 number
     o    Corporate Consulting Support for

          (a)  P&T Committee
          (b)  Benefit design analysis
          (c)  Pipeline analysis
          (d)  Manufacturer relations
          (e)  Communications/marketing support
          (f)  Legal support
          (g)  Underwriting support

8.   Account Management

     o    Clinical and Program consulting, analysis and cost projections
     o    Annual review and analysis of:

          (a)  Program
          (b)  Utilization
          (c)  Plan design and impact of design
          (d)  Recommendations; interventions

9. Utilization: PBM will optimize generic utilization through the following PBM Programs:

     o    Physician DAW interventions via fax and telephone
     o    PBM proprietary MAC pricing
     o Impact of PBM's performance retail network including provider relations review, pharmacy audit program and special pharmacy incentives and messaging to drive generic substitution
     o    "Mandatory generic" or "patient pays the difference" plan design
     o    Brand name to generic retail patient education mailings
     o Brand name to generic mail service patient education inserts o Mail service auto substitution

10.  Other Services
     o    Participant materials
     o    Printing/distribution of PDLs
     o Mailing of payments - direct Covered Person reimbursement under a retail card program

                                    EXHIBIT B

                  SERVICE PERFORMANCE STANDARDS AND GUARANTEES

PBM is committed to providing the highest level of service in the industry and will guarantee essential services to assure professional, responsive service to United HealthCare and its Covered Persons. PBM recognizes the challenges associated with changing pharmacy benefit management services vendors and has supplemented these service performance guarantees with an implementation guarantee to demonstrate PBM's commitment towards making the transition smooth and trouble free. PBM guarantees the following performance specifically for the United HealthCare Program:

         1.       Audits

                  PBM will guarantee that * of retail pharmacies will be audited on site each calendar year. PBM will be assessed a penalty of
                  * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.

         2.       System Availability

                  PBM will guarantee a * systems availability (other than scheduled maintenance times) during normal service hours each calendar year. PBM will be assessed a penalty of * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.

         3.       Eligibility

                  PBM will guarantee that * of processable maintenance eligibility transactions received by PBM via host to host, tape or floppy disk on any business day by 2 p.m. EST will be processed within one business day each calendar year. PBM will be assessed a penalty of * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.

         4.       Accuracy of Prescriptions

                  PBM will guarantee an overall mail service pharmacy accuracy rating of * based upon collected and tracked external feedback from individuals receiving prescriptions from such mail service pharmacy each calendar year. PBM will be assessed a penalty of * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

         5.       Correspondence

                  PBM will guarantee that * of Covered Person correspondence will be finalized and responded to within * business days after receipt by PBM and * of Covered Person correspondence will be responded to within * business days after receipt by PBM each calendar year. PBM will be assessed a penalty of * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.

         6.       Telephone Response

                  PBM will guarantee that Covered Person service representatives will answer * of incoming telephone calls within * from the initial ring each calendar year. PBM will be assessed a penalty of * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.

         7.       Telephone Abandonment Rate

                  PBM will guarantee a customer call abandonment rate of * or less each calendar year. PBM will be assessed a penalty of * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.

         8.       Paper Claims

                  PBM will guarantee that * of Covered Person submitted claims will be responded to within * business days, and * of Covered Person submitted claims will be responded to within * business days each calendar year. Response means either a check or reject notice has been mailed. PBM will be assessed a penalty of * of Base Administrative Fees paid by United HealthCare during such calendar year if this target is not met.

        Qualification: Total aggregate Service Performance Guarantees in any contract year will not exceed * of the total Base Administrative Fee.



---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.


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



                                  ATTACHMENT 1

                                    GUARANTY

     In consideration for United HealthCare Services, Inc. ("United HealthCare") entering into the Pharmacy Benefit Management Agreement with Merck Medco Managed Care, L.L.C., located at 100 Summit Avenue, Montvale, New Jersey 07645-1753 ("PBM") dated November 11, 1998 (the "Agreement"), Merck & Co., Inc., a Delaware corporation and holder of a 100% ownership interest in PBM ("Merck") hereby guarantees the prompt and complete performance by said PBM of all of PBM's obligations under the Agreement, including without limitation, performance of all services, and payment of all sums payable thereunder, including but not limited to the Rebate Guarantee, Trend Guarantee and Price Guarantee. This Guaranty is made by Merck pursuant to Section 3.22 of the Agreement, and is irrevocable as long as there are obligations of PBM remaining under the Agreement.

     This is a continuing, absolute, primary and unconditional guaranty of performance and payment and not of collection. Merck specifically waives any right to subrogation, setoff or counterclaim, and any defense for changes in applicable law or any other circumstances that might constitute a legal or equitable defense or discharge of a guarantor or surety. Merck waives any right to require a proceeding first against PBM or to exhaust any security for the performance of the obligations of PBM, and waives notice of acceptance hereof and of defaults hereunder.

     Merck agrees that its liability shall not be affected or decreased by any amendment, termination, extension, renewal, waiver or modification of the Agreement or the rejection or disaffirmance thereof in bankruptcy or like proceedings. This Guaranty shall be binding upon Merck, its legal representatives, and assigns, and shall inure to United HealthCare's benefit and to the benefit of its successors and assigns. This Guaranty shall be governed by and construed in accordance with applicable Minnesota law without giving effect to conflict of law principle.

     Merck represents that the officer signing on its behalf has been duly authorized to execute this Guaranty for and on behalf of Merck by its Board of Directors.


Dated:                                     Merck & Co., Inc.



                                           By:

[Corporate Seal]                           Title:




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





                                  ATTACHMENT 2

*


---------------
* Represents text deleted pursuant to a confidentiality treatment claim filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.



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